SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 21, 2013 (June 20, 2013)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 20, 2013, we expanded our existing credit facility with Wells Fargo Bank, National Association (“Wells Fargo”) as follows:

•

The term loan under the facility, the outstanding principal on which was $500,000, was increased by an additional advance of $44.5 million to a total of $45 million. We simultaneously entered into a swap with Wells Fargo to hedge 40% of our interest rate exposure under the term loan.

•

Of the additional advance under the term loan, approximately $38.2 million was used to pay off maturing debt owed to other lenders under notes secured by nine of our hotel properties. A portion of the remaining additional advance was used to pay expenses in connection with the transaction, including $400,000 in commitment fees. The remaining cash proceeds will be used to invest in capital expenditures and for general corporate purposes.

•	Principal payments of $750,000 are required on the term loan on September 30, 2013 and on the last day of each calendar quarter thereafter. All remaining unpaid amounts will be due on June 30, 2018.

•

Because of the swap, interest under 40% of the term loan is effectively fixed at 4.88% per annum. Interest on the remaining 60% of the term loan is payable at a rate 325 basis points above LIBOR (under one, three or six month terms).

•

A revolving line of credit for up to $10 million continues to be available under the facility through June 30, 2015. Interest under the revolving line of credit is payable at our option (i) at a fluctuating rate 75 basis points above a base rate in effect from time to time, or (ii) at a rate 325 basis points above LIBOR (under one, three or six month terms).

•	Beginning in 2015, the spread on interest payable based on LIBOR under either the term loan or the revolving line of credit will decline if our senior leverage ratio is less than 3.00.

•

Our obligations under the facility are (i) guaranteed by our subsidiaries Red Lion Hotels Limited Partnership, Red Lion Hotels Franchising, Inc., Red Lion Hotels Management, Inc. and Red Lion Hotels Holdings, Inc., (ii) secured by our accounts receivable and inventory, and (iii) further collateralized by 19 of our hotel properties.

•

If any of the hotel properties collateralizing the facility is sold, we will be required to make an additional principal payment on the term loan equal to the greater of (i) 50% of the net proceeds from the sale, or (ii) 50% of the appraised market value of the property being sold. If any such additional principal payment exceeds $1 million, the remaining principal balance amortization under the term loan will be modified to reflect the additional payment.

The facility requires us to comply with customary affirmative and negative covenants, as well as financial covenants relating to leverage and to debt service and loan commitment coverage. It also includes customary events of default.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated June 20, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: June 21, 2013	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary

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